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                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    SCHEDULE 13G

             Under the Securities Exchange Act of 1934

                                  (Amendment No.  )

                            NANOMETRICS INCORPORATED
- -----------------------------------------------------------------
                                  (Name of Issuer)

                                    COMMON STOCK
- -----------------------------------------------------------------
                         (Title of Class of Securities)

                                      630077105
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                                   (CUSIP Number)



Check the following space if a fee is being paid with this statement / /. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Item 1:   Name of reporting person; S.S. or I.R.S. identification
           no. of above person:

           ZPR INVESTMENT MANAGEMENT

Item 2:   Check the appropriate box if a member of a group:

           (a)

           (b)

Item 3:   SEC use only:

Item 4:   Citizenship or place of organization:

           1642 N. Volusia Avenue
             Orange City, FL 32763

Number of shares beneficially owned by each reporting person with:

Item 5:   Sole voting power:  425,100


Item 6:   Shared voting power:  Not Applicable


Item 7:   Sole dispositive power:  Not Applicable


Item 8:   Shared dispositive power: Not Applicable


Item 9:   Aggregate amount beneficially owned by each reporting
           person:  425,100


Item 10:  Check box if the aggregate amount in row (9) excludes certain shares:  / /



Item 11:  Percent of class represented by amount in row 9:

              5.29%
Item 12:  Type of reporting person:

           IA

Item 1(a)      Name of Issuer:

                NANOMETRICS INCORPORATED


Item 1(b)      Address of Issuer's Principal Executive Offices:

                310 Decuigne Drive
                  Sunnyvale, CA 94086


Item 2(a)      Name of Person Filing:

                ZPR Investment Management Inc.


Item 2(b)      Address of Principal Business Office, or, if none,
                Residence:

                1642 N. Volusia Avenue
                  Orange City, FL 32763


Item 2(c)      Citizenship:

                Not Applicable


Item 2(d)      Title of Class of Securities:

                Common Stock


Item 2(e)      CUSIP Number:

                630077105

Item 3         If this statement is filed pursuant to Rules
                13d-1(b) or 13d-2(b), check whether the person
                  filing is a:

                (e) /X/ Investment Adviser registered under
                         section 8 of the Investment Advisers Act of 1940.

Item 4         Ownership.

                The following information is as of December 31, 1996:

                (a)  Amount Beneficially Owned:

                            425,100 shares

                (b)  Percent of Class:

                              5.29%

                (c)  Number of shares as to which such person has:

                            For information on voting and dispositive
                           power with respect to the above listed
                           shares, see Items 5-8 of Cover Page.

Item 5         Ownership of Five Percent or Less of a Class:

                Not applicable


Item 6         Ownership of More Than Five Percent on Behalf of
                Another Person:

                Not applicable


Item 7         Identification and Classification of the
                Subsidiary which Acquired the Security Being
                  Reported on by the Parent Holding Company:

                Not applicable


Item 8         Identification and Classification of Members of
                the Group:

                Not applicable


Item 9         Notice of Dissolution of Group:

                Not applicable


Item 10        Certification:

                Not applicable


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                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.




                      January 10, 1997
                      (Date)

                      /s/ MAX ZAVANELLI
                      _____________________________
                      (Signature)



                      Max Zavanelli / President
                      ZPR Investment Management Inc.
                      (Name/Title)


ATTENTION:     Intentional misstatements or omissions of fact
           constitute federal criminal violations (See 18 USC
           1001)